UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Pinnacle Systems, Inc.

(Exact name of registrant as specified in its charter)

California	94-3003809
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

280 North Bernardo Avenue Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered

Item 1 is hereby amended by adding the following paragraphs:

On March 20, 2005, Pinnacle Systems, Inc., a California corporation (the “Company”), Avid Technology, Inc., a Delaware corporation (“Parent”), and Highest Mountain, Inc., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”). The Merger Agreement provides for, upon the terms and subject to the conditions set forth therein, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent.

In connection with the Merger Agreement, the Company and Mellon Investor Services LLC as rights agent (the “Rights Agent”) entered into an Amendment (the “Rights Amendment”) to the Amended and Restated Preferred Shares Rights Agreement dated October 20, 2004 (the “Rights Agreement”). The effect of the Rights Amendment is to permit the Merger and the other transactions contemplated by the Merger Agreement to occur without triggering any distribution or adverse event under the Rights Agreement.

The Rights Amendment was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 22, 2005 and is incorporated by reference herein, and the foregoing description of the Rights Amendment is qualified in its entirety by reference to the Rights Amendment.

Item 2. Exhibits.

Item 2 to the Registration Statement is hereby amended by adding the following exhibit:

4.1	Amendment, dated March 20, 2005, (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 22, 2005) to the Amended and Restated Preferred Shares Rights Agreement dated October 20, 2004 by and between Pinnacle Systems, Inc. and Mellon Investor Services LLC f/k/a/ ChaseMellon Shareholder Services, LLC, as Rights Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE SYSTEMS, INC.

By:	/s/ Scott E. Martin
Scott E. Martin
Senior Vice President, Human Resources and Legal

Date: March 28, 2005

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